MJ Graves Appointed Interim Chief Financial Officer of BioScrip

ELMSFORD, N.Y., Jan 31, 2011 (BUSINESS WIRE) -- BioScrip (NASDAQ: BIOS) today announced that Mary Jane "MJ" Graves, former Chief Financial Officer of Critical Homecare Solutions, Inc. ("CHS"), which was acquired by BioScrip in 2010, has been appointed Interim CFO by the Company's Board of Directors, effective immediately. David W. Froesel, Jr. has resigned as Executive Vice President, Chief Financial Officer and Treasurer.

"We are delighted to have MJ join the BioScrip team as Interim CFO," said Richard M. Smith, President and Chief Executive Officer of BioScrip. "MJ is a seasoned executive with nearly 30 years of financial and accounting experience. She is extensively familiar with BioScrip and particularly our home infusion and home health assets as a result of her tenure at CHS. In addition, as a consultant, MJ has played an integral role in the execution strategy developed as a result of our strategic assessment. We look forward to working with her as we continue to execute our plan for the future."

Mr. Froesel advised the Company that his decision was based on personal reasons. The Company noted that Mr. Froesel indicated that his decision was not related to any disputes with management, the Company's strategic assessment, or issues regarding the integrity of the Company's financial statements or accounting policies and practices.

About MJ Graves

MJ Graves, a Certified Public Accountant, has nearly 30 years of financial and accounting experience, primarily in the healthcare sector. As the co-founder and managing director of MCG Resources, a financial consulting firm serving healthcare providers and private equity firms, she has been assisting BioScrip with its strategic assessment and has advised other clients in the development and execution of their CFO and finance functions, restructuring plans, financing and operating strategies, and acquisition and divestiture initiatives. From 2006 until it was sold to BioScrip in 2010, she served as Chief Financial Officer at Critical Homecare Solutions, Inc., a start-up home infusion company sponsored by Kohlberg Partners. Prior to that, she served as Chief Executive Officer and Chief Financial Officer at Superior Renal Care, Inc., a multi-facility outpatient dialysis provider. Previously, Ms. Graves served as President and Chief Operating Officer at StadtSolutions, LLP, a specialty pharmacy. She held various managerial roles at specialty pharmacy, Stadtlander Drug Distribution Co, including Chief Financial Officer and Executive Vice President of Operations.

About BioScrip

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.

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